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                                                                    EXHIBIT 12.1

                              EVERGREEN SOLAR INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                               ------------------------------------------------------------------
                                                  2001          2002          2003          2004          2005
                                               ----------    ----------    ----------    ----------    ----------
Net loss                                       $ (12,477)    $ (13,199)    $ (14,974)    $ (19,363)    $ (17,316)

  Fixed charges:
    Interest portion of operating lease (A)          206           159           162           210           223
    Debt interest                                      -             -             -            74         2,526
                                               ---------     ---------     ---------     ---------     ---------
  Total fixed charges                                206           159           162           284         2,749
                                               =========     =========     =========     ==========    =========

Net loss less fixed charges                      (12,271)      (13,040)      (14,812)      (19,079)      (14,567)
                                               =========     =========     =========     =========     =========

Ratio of earnings to fixed charges                      (B)           (B)           (B)           (B)           (B)
                                               =========     =========     =========     =========     =========

Supplemental information:
  Additional earnings required to achieve 1:1
    ratio of earnings to fixed charges         $ (12,477)    $ (13,199)    $ (14,974)    $ (19,363)    $ (17,316)
                                               =========     =========     =========     =========     =========
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(A)   Represents an approximate interest factor of 1/3 of operating rentals

(B) Earnings are inadequate to cover fixed charges; additional earnings required presented as supplemental information in the above table